Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

ClearSign Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	2,246,019	$1.095	$2,459,390.81.38	$0.00011020	$271.02
Fees Previously Paid
	Total Offering Amounts							$271.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$271.02

(1)	Represents 2,246,019 shares of common to be offered and sold by the selling stockholder, or their permitted transferees, in the registration statement, consisting of: (i) 654,425 shares of common stock purchased on September 30, 2020 in connection with a capital raise, and (ii) 1,591,594 shares of common stock purchased on July 8, 2022 in connection with a separate capital raise.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Capital Market on August 9, 2023, a date within five business days prior to filing this registration statement.